Exhibit 10.2


                              Services Agreement
                              ------------------

      AGREEMENT dated as of the 15th day of August, 2005 by and between GEORGE FOREMAN PRODUCTIONS, INC. f/s/o George Foreman, [ADDRESS] ("Lender") and GEORGE FOREMAN VENTURES LLC, 100 N. Wilkes-Barre Blvd, 4th Floor, Wilkes-Barre, Pennsylvania 18702 ("Company").

      1.    Services.

      (a) Reference is hereby made to the Assignment Agreement between the parties of even date herewith ("Assignment Agreement"). The terms "Foreman Indicia," "Indicia Rights" and "Marks" as defined in the Assignment Agreement shall have the same meanings when used herein.

      (b) During the first five (5) years of the Term (as hereinafter defined), Lender agrees to furnish the personal services of George Foreman ("GF"), and to cause GF to use GF's best efforts to assist Company in the exploitation of the Indicia Rights and Marks and to promote the products and services of Company and Company's licensees (each, a "Licensee"), subject to Paragraph 6(b) below. Lender shall furnish the personal services of GF for
(i) at least three (3) days of services per year for each agreement entered into by Company with a Licensee, and (ii) at least seven (7) days of services per year for businesses operated by Company (each, a "Company Business") (collectively, "Guaranteed Days"); provided, that Company shall in good faith negotiate with each Licensee to attempt to minimize the number of days of personal services to be required by GF for the benefit of such Licensee.
GF's services will be as and where designated by Company and the Licensees, subject to the limitations set forth in this Agreement. GF's services may include, without limitation, at Company's and the Licensees' election: preparation of advertising, promotional, publicity and other materials; participation on camera, voice over or other services for one or more audiovisual recordings; audio recordings; still photographs; and/or participation in media interviews, press events or personal appearances. After the initial five (5) years of the Term, Lender agrees to use reasonable good faith efforts to furnish the personal services of GF as provided in this Paragraph 1(b).

      (c) Guaranteed Days for services shall be on dates and at times and places as designated by Company and the Licensees and shall be subject only to GF's prior professional contractual commitments which as of the date of the request make GF unavailable when and where required by Company or the applicable Licensee; provided, however, that GF shall not be required to perform services on any Saturday or Sunday, nor to perform services on any Wednesday outside of Houston or that would conflict with his community and religious obligations on such day. Lender shall use best efforts to cause GF to be available when requested by Company and the Licensees.

      (d) In addition to the services described in Paragraph 1(b) above, during the first five (5) years of the Term (as hereinafter defined), Lender agrees to furnish the personal services of GF to regularly attend Company meetings and functions deemed significant by Company, subject to Lender's reasonable approval, provided, however, meetings with Company shareholders, potential investors, and investment bankers shall be deemed approved. After the initial five (5) years of the Term, Lender agrees to use reasonable good faith efforts to furnish the personal services of GF as provided in this Paragraph 1(d).

            2. Rights. All materials created or produced hereunder are referred to herein as "Materials." As between Company, on the one hand, and Lender and GF, on the other hand, Company shall be the owner of all right, title or interest in such Materials including, without limitation, all copyrights therein. Such Materials may be used and exploited in any and all media now known or hereafter devised throughout the world in perpetuity, and may include, without limitation, the following:

                  Company's and the Licensees' websites and on-line or other Internet activities (including banner and other advertising of Company's and the Licensees' products and services on third party websites);

                  Point of purchase displays;

                  CD-Roms;

                  Print Ads (e.g., newspapers and magazines);

                  Television Advertisements and Infomercials (including without limitation use of advertisements in broadcast, cable and all other forms of television and specifically including, without limitation, Internet use of such advertisements);

                  Radio advertisements including, without limitation, any audio use (e.g., Internet and/or analog or digital radio);

                  Outdoor advertising (e.g., billboards); and

                  Direct response marketing, including, without limitation, catalogs and direct mail.

            3. Travel/Accommodations. To the extent GF is required to travel at Company's or a Licensee's request more than 50 miles outside of Houston, Texas in connection with the performance of his services, GF will be given a roundtrip first class ticket and, if used, a companion ticket (by air, if appropriate, and between Houston, Texas and the destination), exclusive ground transportation and first class hotel (suite, if available) accommodations. Notwithstanding the foregoing, GF may elect to arrange for alternate means of transportation in lieu of any air transportation otherwise to be provided for by Company pursuant to the preceding sentence, for which GF shall be entitled to be reimbursed, upon his submission of reasonable receipts to Company, for his actual alternative transportation costs but in no event to exceed the costs of the first class air transportation offered by Company.

      4. Term. The term of this Agreement (the "Term") shall be for the remainder of the natural life of George Foreman, subject to suspension and/or termination at Company's sole election in the event of breach and/or events of force majeure as herein provided.

      5. Compensation. In full consideration of Lender furnishing GF's exclusive services hereunder and for all of the rights granted by Lender herein, and provided that Lender has not

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materially breached any of its representations, warranties or agreements hereunder, Company agrees to pay and award, as applicable, and Lender agrees to accept the following:

      (a) Beginning on the date of the execution and delivery of this Agreement, and continuing yearly for the balance of the Term, Lender shall receive an annual payment of One Hundred Twenty Thousand Dollars ($120,000) (pro-rated for partial years) (the "Base Payment"), to be paid in equal monthly installments.

      (b) Beginning with the 2005 calendar year and continuing thereafter (including following the expiration of the Term), Company shall pay to Lender an amount (the "Bonus") to be determined as follows:

            (i) with respect to any calendar year with respect to which Net Active Business Income (as defined below) is equal to or greater than Two Million Dollars ($2,000,000) but less than Four Million Dollars ($4,000,000), the Bonus shall be equal to (A) Two Hundred Fifty Thousand Dollars ($250,000) less (B) the Base Payment for the applicable year;

            (ii) with respect to any calendar year with respect to which Net Active Business Income is equal to or greater than Four Million Dollars ($4,000,000) but less than Six Million Dollars ($6,000,000), the Bonus shall be equal to (A) Five Hundred Thousand Dollars ($500,000) less (B) the Base Payment for the applicable year;

            (iii) with respect to any calendar year with respect to which Net Active Business Income is equal to or greater than Six Million Dollars ($6,000,000) but less than Eight Million Dollars ($8,000,000), the Bonus shall be equal to (A) One Million Dollars ($1,000,000) less (B) the Base Payment for the applicable year; and

            (iv) with respect to any calendar year with respect to which Net Active Business Income is equal to or greater than Eight Million Dollars ($8,000,000), the Bonus shall be equal to (A) One Million Five Hundred Thousand Dollars ($1,500,000) less (B) the Base Payment for the applicable year.

      (c) The applicable Bonus, if any, shall be payable to Lender (less the One Hundred Twenty Thousand Dollar ($120,000) Base Payment paid to Lender with respect to such year, if applicable) within ninety (90) days of the end of each calendar year. "Net Active Business Income" shall mean the net income of the Company, MM Companies, Inc. and any and all Controlled Entities (as defined in the limited liability company agreement of the Company) (as determined in accordance with GAAP, provided, however, that the applicable Bonus shall not be deducted as an expense in the calculation of Net Active Business Income) derived from the exploitation of the Indicia Rights and Marks other than in connection with Traditional Licenses. The Base Payment and the Bonus shall be referred to collectively as the "Fee."

      (d) All payments to be made hereunder shall be subject to such withholding or other deduction as required by law.

      6. Exclusivity. GF's services will be exclusive to Company during the Term and throughout the world in connection with the exploitation, promotion and other use of the Indicia

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Rights and Marks, including, without limitation, in all categories of products and services and in premium promotions and commercial tie-ins; provided, however, that (a) Company acknowledges that Lender and/or GF have entered into those endorsement agreements described on Exhibit A attached hereto (the "Existing Agreements") and that, accordingly, as of the date hereof, GF services will not be exclusive to Company in connection with the products described on Exhibit B attached hereto and (b) GF services will not be exclusive to Company in connection with books, recordings, books on tape, movies, TV (including reality TV and hosting), on camera appearances and personal appearances, boxing and sport commentary, and boxing, provided that none of the foregoing services may in any manner involve the licensing, endorsement or promotion of the Marks in connection with any products and services (except those products and services described on Exhibit B attached hereto). As a material inducement to Company to enter into this Agreement, Lender warrants and represents that (i) there are no existing agreements or understandings in effect pertaining to GF's services and the Marks and Indicia Rights other than the Existing Agreements, and (ii) the prior licenses and endorsements under the Existing Agreements relate solely to the product and service categories described in said Exhibit B and to no other.

      7. Guilds and Unions. This Agreement and GF's services shall not be subject to the terms and conditions of any union, guild or collective bargaining agreement(s), provided, however, Company or the applicable Licensee shall in each instance engage an advertising agency, production company or payroll service (collectively "Union Signatory") to engage Lender to furnish the services of GF to Company for any services hereunder, if any, subject to the jurisdiction of AFTRA or SAG under the minimum terms required by AFTRA or SAG, as applicable, provided, further that the compensation to Lender hereunder shall not increase as a result thereof, nor shall it increase Company's costs or expenses pursuant hereto except in respect of the fee payable to such Union Signatory. Without limitation of the foregoing, Company shall be entitled to credit the amounts paid to Lender by such Union Signatory against sums payable hereunder or under the Assignment Agreement including, without limitation, union minimum scale compensation and payments for so-called "supplemental market" uses.

      8.    Approvals.

      (a) Lender shall have the right to approve the still photographs of GF used hereunder, which approval shall not be unreasonably withheld or delayed. Any disapproval by Lender must be in writing and include the specific reason(s) for such disapproval, and once Company has modified the applicable material(s) in a manner that addresses the reason(s) for disapproval, such material(s) shall be deemed approved. The parties acknowledge and agree, however, that in no event will the Indicia Rights or Marks be used in connection with any product containing, or in any other context involving, alcohol, tobacco, firearms, political statements or sexual content.

      (b) Lender shall have the right to approve products proposed by Company to be sold under the Marks, such approval not to be unreasonably withheld or delayed (it being acknowledged that the withholding of approval shall be conclusively deemed reasonable in respect of any product containing alcohol, tobacco, firearm, political statements or sexual content). Any proposed products submitted to Lender but not approved or disapproved within thirteen (13) calendar days shall be deemed approved. Any disapproval by Lender must be in

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writing and include the specific reason(s) for such disapproval, and once
Company has modified the applicable product in the manner that addresses the reason(s) for disapproval, such product shall be deemed approved.

      (c) Lender shall have the right of approval over the general format of (e.g., appearance on a talk-show), principal people involved with (e.g., host of a talk-show) and other celebrities with whom GF is to appear (but specifically excluding other celebrities appearing at different times at the same event or on the same program) in connection with each personal appearance required of GF pursuant to this Agreement, which approval shall not be unreasonably withheld or delayed. Any description of event submitted to Lender but not approved or disapproved within thirteen (13) calendar days shall be deemed approved. Any disapproval by Lender must be in writing and include the specific reason(s) for such disapproval, and once Company has modified the applicable event in a manner that addresses the reason(s) for disapproval, such event shall be deemed approved. The parties acknowledge and agree that in no event will Company or the Licensees use the Name and Likeness pursuant to this Agreement in connection with any product containing, or in any other context involving, alcohol, tobacco, firearm, political statements or sexual content.

      (d) Notwithstanding anything contained herein to the contrary, to the extent that Company has licensed any of its rights hereunder to any Licensees, Company's obligations pursuant to this Paragraph 8 shall be satisfied by contractually requiring such Licensees to comply with the provisions contained in this Paragraph 8. Once Lender has approved of any item hereunder, including, without limitation, photographs, said approval shall be deemed to apply to all future uses of such item and Company and the Licensees shall not be required to obtain Lender's approval for any future uses thereof. All rights of approval herein by Lender are personal to any one (1) of GF, George Foreman, Jr. or George Foreman, III (collectively, the "Designated Approval Parties"), and accordingly, in the event for any reason (including, without limitation, in the event of the death of all three (3) Designated Approval Parties) that all of the Designated Approval Parties are unable to review materials and grant approvals, then the last of the remaining Designated Approval Parties may designate two (2) additional members of the Foreman family to exercise the approval rights herein after the last of the Designated Approval Parties is unable to review materials and grant approvals.

      9. Assignment Agreement. Any material breach or default by Lender under the Assignment Agreement shall constitute a material breach or default by Lender under this Agreement and any event that would give Company the right to suspend, extend, terminate or withhold any payments under the Assignment Agreement shall similarly give Company the right to suspend, extend, terminate or withhold any payments under this Agreement, as the case may be.

      10. Conditions Precedent. This Agreement and Company's obligations are subject in all respects to the securing of any and all United States employment verification as may be required by any United States governmental authority or agency for the purpose of enabling GF to render services hereunder. Upon Company's request, Lender and GF shall fully cooperate with Lender in any effort to secure any and all required labor permits and visas for any services

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to be rendered outside of the United States. Lender shall be solely responsible for GF's passport as required.

      11. Performance Standards. GF shall render all services hereunder as reasonably required by Company. Furthermore, GF shall render all services promptly in a diligent, conscientious, artistic and efficient manner to GF's best abilities, either alone or in cooperation with others; provided, however, that under no circumstances shall GF be required to participate in any joint or other appearances that would be contrary to GF's consistently articulated personal moral standards and beliefs. As between Lender and GF, on the one hand, and Company, on the other hand, Company shall have sole creative control (subject to the terms hereof) and sole business control with respect to the development, production, distribution and exploitation of the Materials and all rights granted under this Agreement.

      12.   Ownership.    As between Lender and GF, on the one hand, and
Company, on the other hand, Company shall own all right, title and interest in and to, and the results and proceeds of GF's services hereunder, and each element(s) and part(s) thereof including without limitation the Materials and GF's contribution thereto (collectively, "Work") in perpetuity in any and all media now known or hereafter devised throughout the world. Without limitation of the foregoing, Lender hereby acknowledges that the Work is specially ordered or commissioned for use as a contribution to a motion picture or other audio visual work or sound recording and that all such Work shall be considered a work made for hire under the United States Copyright Act. As between Lender and GF, on the one hand, and Company, on the other hand, Company shall be considered the sole author thereof for all purposes and shall own all of the rights comprised in and to the copyright and renewals and extensions of copyright of such Work and that, as between Lender and GF, on the one hand, and Company, on the other hand, only Company shall have the right to copyright the same and to renew or extend the copyright to the same in Company's name or the name of its nominee(s). To the extent that the Work or any element thereof does not vest in Company, or if requested by Company in writing, the applicable Licensee, as a work made for hire, Lender hereby irrevocably assigns and transfers in whole to Company or such Licensee, as applicable, all right, title and interest in and to such Work and the results and proceeds thereof, including, without limitation, all copyrights and renewals and extensions of copyright therein throughout the universe, in all languages, in perpetuity, to the extent that Lender or GF has, had or will have any interest therein. The assignment by Lender hereunder also includes, without limitation, the assignment, on Lender's and GF's own behalf and on behalf of their heirs, executors, administrators, successors and assigns, in perpetuity, of all rental and lending rights under national laws (whether implemented pursuant to the EC Rental and Lending Rights Directive or otherwise) to which they may now be or hereafter become entitled with respect to the Work and Lender acknowledges that the consideration hereunder includes consideration for all such lending and rental rights and is an adequate part of the revenue derived or to be derived from said rights and constitutes equitable remuneration. Lender hereby waives any and all claims that Lender or GF may now or hereafter have in any jurisdiction to so called "moral rights" or rights of "droit moral" or similar rights (including, without limitation, any right to assert a claim for equitable remuneration) with respect to the Work. Without limitation of the foregoing, Lender agrees, on Lender's and GF's own behalf and on behalf of their heirs, executors, administrators, successors and assigns, not to institute, support, maintain or permit directly or indirectly any litigation or proceedings instituted or maintained on the ground that

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Company's or any Licensee's (or their designees') exercise of the rights granted in the Work in any way constitutes an infringement or violation of any rental or lending right. For the avoidance of doubt, neither Company nor the Licensees are transferring to Lender or GF any right to or interest in any copyright, trademark or service mark relating to any copyright, trademark, service mark or other proprietary property (or to any elements of any of the foregoing) owned or controlled by Company or any Licensees or any affiliate or subsidiary of any of the foregoing. Lender further agrees that neither Lender nor GF will seek (i) to challenge, through the courts, administrative governmental bodies, private organizations, or in any other manner the rights of Company or any Licensee to exploit the Work, or (ii) to thwart, hinder or subvert the intent of the preceding grants and conveyances to Company and the Licensees and/or the collection by Company and/or the Licensees of any proceeds relating to the rights conveyed hereunder.

      13.   Termination.

      (a) If for any reason, beyond Company's control, such as boycotts, war, acts of God, labor troubles, strikes, restraints of public authority, or any similar or dissimilar occurrence, Company is prevented from having GF render services hereunder or from producing or using the Materials, or any of them, for a period thirty (30) days, then Company shall have the right, at its sole option, to terminate this Agreement by written notice to Lender to that effect, and in that event, but without limitation of Company's rights or remedies, any amount of the Fee which is unpaid shall be canceled. Lender's rights in connection with an event of force majeure are governed by Paragraph 20(h) below.

      (b) If Lender shall materially breach the terms of this Agreement, or fail, neglect or refuse to perform its obligations hereunder, Company may at its sole option, but without limitation of Company's rights or remedies, discontinue paying Lender the Fee, and Company shall pay Lender such lesser amount as a court of competent jurisdiction decides is fairly representative of the value to the Company of the services and rights conveyed hereunder subsequent to or as a result of such breach.

      (c) If Lender or GF pleads guilty to or is convicted of a felony or is convicted of, pleads guilty to, or commits any other crime or act of moral turpitude or tending to shock, insult or offend the people of this nation or any class or group thereof, then Company shall have the right to immediately terminate this Agreement, and in that event, the Fee paid and/or owing to Lender for the term during which such offense took place shall be returned to Company and, with respect to any amount which is unpaid, the Fee shall be canceled. Company's decision on all matters arising under this Paragraph 13(c) shall be conclusive.

      (d) Nothing contained in this Paragraph 13 shall affect or limit any other right or remedy, at law or in equity, which may otherwise be available to Company.

      (e) Upon any Termination Trigger, this Agreement shall be automatically terminated without requirement of any action by Lender, subject to any then existing licenses or other agreements made by Company with unaffiliated third parties. Company shall execute any agreements or other instruments reasonably requested by Lender for the purpose of giving effect


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to such termination.  The consideration recited in Paragraph 5 of this
Agreement is and shall be deemed to constitute adequate consideration for the covenants of Company in this Paragraph 13(e). The occurrence of any of the following events shall constitute a "Termination Trigger" for purposes of this Agreement:

            (i) Company makes any written admission of insolvency;

            (ii) Company files a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or an arrangement with or for the benefit of Company's creditors, or an involuntary petition to such effect is filed and not dismissed within ninety (90) days;

            (iii) Company applies for or consents to the appointment of a receiver, trustee or conservator for any portion of Company's property, or such appointment is made without Company's consent and not removed within ninety (90) days;

            (iv) Occurrence of any event of any of the foregoing types with respect to MM Companies, Inc.

      14. Representations, Warranties And Covenants. Lender hereby represents, warrants and covenants that:

      (a) Competitive Protection. Neither Lender nor GF has heretofore rendered any services directly or indirectly, in commercials or advertisements on behalf of any product or service except for those products and services identified on Exhibit B attached hereto. Lender further represents, warrants and covenants that neither Lender nor GF will, at any time, whether prior to, during or after the Term: (i) discuss, negotiate with, enter into any agreement or render any services of any kind, directly or indirectly for any products and services, except for those products and services described on Exhibit B attached hereto; (ii) permit the use of GF's name, photograph, likeness, endorsement, voice or biographical material for any products or services, except for those products and services described on Exhibit B attached hereto; (iii) permit the use of GF's name, photograph, likeness, endorsement, voice or biographical material in any manner in advertising or publicizing any products or services, except for those products and services described on Exhibit B attached hereto; or (iv) grant any rights that would be inconsistent with or otherwise reduce the value of the rights granted hereunder. Said exclusivity is subject to the exceptions described in Paragraph 6 above.

      (b) Existing Agreements. Lender hereby represents and warrants that there are no existing agreements or understandings in effect pertaining to the subject matter hereof other than the Existing Agreements. None of the rights granted under the Existing Agreements will be enlarged.

      (c) No Infringement. Lender hereby represents and warrants that any and all incidents, dialogue, characters, actions, "gags," material, ideas, inventions, ad lib, and other literary, dramatic and musical material written, composed, submitted, added, improvised, interpolated and invented by Lender and/or GF pursuant to this Agreement shall be wholly

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original and shall not infringe upon or violate any copyright of or the right of privacy or any other rights of any person or entity and shall not constitute a libel or slander of any person, firm or corporation.

      (d) Compliance with Law. Lender and GF will comply with all applicable laws, regulations, orders, and ordinances in rendering the services provided for herein and all such services shall be promptly rendered and shall be of first quality.

      (e) Independent Contractor. Lender acknowledges that Lender and GF are independent contractors.

      (f) Right to Enter Agreement. Lender and GF have full power and authority to enter into this Agreement and to perform all of the obligations hereunder without violating the legal or equitable rights of any third party. The performance by Lender and GF of services hereunder and/or the exploitation of rights granted shall not violate or conflict with any contract, agreement to which either such party is bound.

      (g) Confidential Information. Neither Lender nor GF will disclose to any party or utilize any confidential or proprietary information obtained hereunder regarding Company the Licensees, or their respective customers, products or services. Unless otherwise required by any applicable statute, rule or regulation, Lender and GF will keep the terms and conditions of this Agreement confidential. Notwithstanding the foregoing, nothing herein contained shall be construed to prevent Lender and/or GF and/or their duly authorized representatives from testifying in any court of competent jurisdiction with respect to the aforementioned information and terms and conditions in any action instituted to enforce the rights of Lender and/or GF under the terms of this Agreement.

      (h) No Commissions. Company shall not be under any obligation for the payment of any commissions or fees to any agent or other representative of Lender and/or GF on account of this Agreement.

      (i) Testimonial Affidavits. If and to the extent Company or any Licensees shall require, for the purpose of complying with legal or broadcaster or industry requirements concerning the use of testimonials and endorsements in advertising or promotion for certain products or services, Lender will furnish appropriate affidavits attesting to GF's use of and preference for such products or services.

      (j) Insurability. GF is insurable and will cooperate with Company in procuring disability and/or life insurance pursuant to Paragraph 16 below.

      15.   Indemnity.

      (a) Lender agrees to indemnify and hold Company harmless against any and all loss, damage and expense, including attorneys' fees and costs, arising out of any claims, demands, actions, suits or prosecutions that may be instituted against Company by reason of (i) any material breach by Lender of any of Lender's warranties, representations or agreements set forth in this Agreement and/or in the Assignment Agreement or (ii) any representation, information or

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material supplied by Lender and/or GF to Company or any Licensee in connection herewith and/or in connection with the Assignment Agreement (collectively, "Indemnifiable Losses"). Pending the determination of any claim, Company may withhold sums due to Lender hereunder or pursuant to the Assignment Agreement in reasonable proportion to the potential liability of Company with respect to such claim. Company shall have the absolute right to control the defense of any such claim. Company agrees that Lender's aggregate liability to Company under this Agreement and the Assignment Agreement for all Indemnifiable Losses will not exceed the lesser of (x) the total maximum value of the Fee and the Assignor Royalty (as defined in the Assignment Agreement) payable pursuant to the Assignment Agreement, in each case solely to the extent such amounts are to be payable to Lender and/or GF following the earlier of (A) the date that a third party provides Company and/or Lender and/or GF with a claim or demand for which Lender's indemnity hereunder applies, (B) the filing of a suit against Company and/or Lender and/or GF with a claim or demand for which Lender's indemnity hereunder applies, and (C) the date Company makes a written claim or demand against Lender and/or GF for which Lender's indemnity hereunder applies, and (y) Six Million Dollars ($6,000,000) (the lesser of (x) and (y), the "Cap"). For purposes of clarification and by way of example only, if a claim or demand is made on January 1, 2007 for which Lender's indemnity hereunder applies, then Lender's total liability in connection therewith, together with Lender's liability for any other Indemnifiable Losses, will not exceed the total maximum value of and shall be recovered solely by offset against, payments of the Assignor Royalty (as defined in the Assignment Agreement) and the Fee, in each case to the extent to be paid following
January 1, 2007, but in all events limited by the maximum $6 million amount set forth in clause (y) of the definition of the Cap. Company hereby acknowledges that Lender does not make any representations or warranties relating to Lender's intellectual property rights except as specifically provided for under this Agreement or the Assignment Agreement. Except for the remedies specified in Paragraph 9 of the Assignment Agreement, the indemnification provided for in this Paragraph 15(a) shall be the sole and exclusive remedy of Company for any Indemnifiable Loss. In the event of any conflict between this Paragraph 15(a) and any provision of any other agreement or instrument entered into or delivered in connection with the transactions contemplated by this Agreement, this Paragraph 15(a) shall govern.

      (b) Company agrees to indemnify and hold Lender and GF harmless as to all damages and costs, including attorneys' fees and costs resulting from all claims by a third party as a result of any claims or representations made by Company or any Licensees in any Materials produced by Company or Licensees hereunder or the use thereof or as a result of the material breach by Company of Company's warranties, representations or agreements hereunder.

      (c) Company shall have the absolute right to take over in any proceeding brought against Lender and/or GF relating to the Marks pursuant to this paragraph and no settlement will be entered into by Lender and/or GF relating to the Marks without prior written approval of Company.

      16.   Insurance.

      (a) Company shall have the right to protect its interests hereunder by taking out an insurance policy on the life of GF and/or any occurrence of GF's becoming disabled and unable to render services hereunder. Lender agrees to make GF available for any reasonable physical examinations that may be necessary to obtain said policy at a mutually agreeable place and time. If Lender so desires, GF shall have the right to have a doctor of his choice present at any such examination at Lender's sole cost.

       (b) Company shall obtain and maintain at its own expense, commencing at least thirty (30) days prior to the date of commencement of distribution of products pursuant to this Agreement or the Assignment Agreement, umbrella liability insurance with coverage of no less than $10,000,000, and product liability insurance, naming Lender as an additional insured, from a qualified insurance carrier and, with respect to the product liability insurance, in a reasonable amount in light of the category of products involved; provided, however, that to the extent that the rights to any products are licensed by Company to a third party pursuant to the Assignment Agreement, Company's obligations pursuant to this paragraph shall be satisfied by contractually requiring such licensee to obtain such insurance with Company and Lender to be named as additional insureds. These policies shall specify that they may not be canceled by the insurer except after thirty (30) days' prior written notice by the insurer to Lender.

      17.   Comparative Advertising.

      (a) Lender acknowledges that GF's currently existing positive image was the major factor in Company's entering into this Agreement, and that the continuation of said positive image and its positive reflection on Company's and the Licensees' products and services is of the essence of this Agreement. Accordingly, neither Lender nor GF will engage in any act concerning Company or the Licensees, or their respective products, services or personnel, or make any statement concerning same which, if either became publicly known, would or might impair Company or any of the Licensees, or the public's image of Company's or any of the Licensees' products or services or personnel or which would in any way frustrate the purposes of this Agreement.

      (b) Lender recognizes that GF is rendering valuable services to Company and the Licensees, in the creation of goodwill for Company and the Licensees and their respective products and services. Accordingly, Lender agrees that, at no time, whether prior to, during or after the Term, will Lender or GF render services or permit the use of any aspect of GF's Name and Likeness in advertising or publicity for any other party where such advertising or publicity damages said goodwill by demeaning or denigrating Company or any of the Licensees, or any their respective products, services or personnel.

      18.   Accountings and Reports.

      (a) Company agrees to keep full and accurate books of account respecting the Net Active Business Income. Lender shall have the right at Lender's own expense, and not more often than once in any calendar year, to examine said books and records on prior written notice to Company of at least thirty (30) days, insofar as said books and records concern the Net Active Business Income, for the sole purpose of verifying the accounting statements sent by Company to Lender during the two (2) years prior to the commencement of such audit. Lender may make such examination for a particular statement only once, and only within two (2) years after the date when Company sends Lender such statement. In the event that Lender shall examine such records, such examination shall be conducted by an independent auditor selected by Lender and reasonably approved by Company, such examination being conducted in such manner as to not unduly interfere with the business of Company. Lender's representatives shall not disclose to any other person, firm or corporation any information acquired as a result of any such examination; provided, however, that nothing herein contained shall be construed to prevent Lender and/or its duly authorized representatives from testifying in any court of competent jurisdiction with respect to the information obtained as a result of such examination, in any action instituted to enforce the rights of Lender under the terms of this Agreement.

       (b) Statements of Net Active Business Income shall be furnished to Lender within ninety (90) days after the close of Company's fiscal year. All statements rendered by Company to Lender shall be binding upon Lender and not subject to any objection by Lender for any reason unless specific objection in writing, stating the basis thereof, is given to Company within two (2) years from the date rendered. Failure to make specific objection within said time period shall be deemed approval of such statement. Lender will not have the right to bring an action against Company in connection with any statement or payment hereunder unless Lender commences the suit within six (6) months from the date such written objection, if any, is so given.

      19. Lender Endorsement Proposals. If Lender requests in writing that Company grant to a third party the right to utilize GF's services in connection with a particular product or service in an arrangement described by Lender in reasonable detail (including, without limitation, as to proposed grantees, financial terms and products/services), and Company fails to make a good faith effort to (x) utilize GF's services in connection with such product or service itself or (y) grant such rights in connection such product or service to a third party within eighteen (18) months following Company's receipt of Lender's written request therefor, then upon Lender's written request following such eighteen (18) month period, Company will waive the exclusivity provisions hereunder for the sole purpose of enabling Lender to grant such rights to a third party and if the parties are unable to agree upon such terms, the parties shall submit the matter on an expedited basis for arbitration in accordance with the procedures described in Paragraph
19(b) below; provided, however, that with respect to a requested grant to utilize GF's services in connection with the operation of restaurants, the foregoing period shall be nine (9) months in lieu of eighteen (18) months, Paragraph 19(b) below will not apply and in no event will any Marks be used in connection with the sale of alcohol. The terms and conditions of any such grant of rights by Lender, other than the advance, royalty amount, and guarantee, if any, shall be consistent with customary industry terms, and subject to Company's prior written approval, not to be unreasonably withheld or delayed and Lender shall be required to disclose to Company all of the terms and conditions of any such proposed agreement (including, without limitation, the amounts of the advance, royalty and guarantee, if any). Notwithstanding the foregoing, Company shall not be required to comply with the foregoing procedures and/or waive any exclusivity provisions hereunder if:

      (a) the requested grant of rights would conflict with an existing or contemplated grant of rights at or about the time the request is made by Lender;

      (b) Company determines that the requested grant of rights (i) would diminish the good will attaching to one or more of the Marks and/or Foreman Indicia, in whole or in part, (ii) is contrary to the best interests of Company and/or (iii) is inconsistent with Company's business plan for the exploitation of the Indicia Rights and/or the Marks; provided, however, that if Lender disagrees with Company's determination pursuant the foregoing (i),
(ii) or (iii), the parties shall submit the matter on an expedited basis to the American Arbitration Association in New York, New York in accordance with the rules promulgated by said association before a single arbitrator that is an expert in trademark licensing, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over this Agreement, in which event, the prevailing party shall be entitled to recover any and all reasonable attorney's fees and other costs incurred in connection with the arbitration; or

      (c) if Company is willing to itself enter into the agreement with the requested third party under the proposed terms.

      20.   General Provisions.

      (a) Inspection of Materials. Lender and GF waive any right to inspect or approve the Materials (except as otherwise set forth herein) and Company shall have no liability for any visualization or audio distortion which may occur to the Materials, including, but not limited to blurring, distortion, alteration or optical illusion.

      (b) Successors and Assigns; Assignment. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party; provided, however, that (i) Company may assign this Agreement
(A) in connection with a merger or sale of all or a substantial portion of Company's stock or assets, (B) to any entity (x) of which George Foreman Ventures LLC or MM Companies, Inc. is the managing member, sole general partner or sole director, or (y) which provides Lender and GF with the same management rights provided to Lender and GF pursuant to Section 3 of the limited liability company agreement of Company, or (C) with the prior written consent of Lender or GF or their successors in interest; and (ii) Company may license any of its rights hereunder and Company and its licensees may subcontract any portion of the creation and production of the Work hereunder without restriction. Any purported assignment by either party contrary to the terms of this paragraph shall be null and void.

      (c) Governing Law. This Agreement will be governed by and construed and enforced under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws. Subject to the limited instances in which the expedited arbitration provision of Paragraph 19 hereof shall apply, any controversy or claim arising under, out of, or in relation to this Agreement or any breach or alleged breach hereof, shall be determined and settled by arbitration, pursuant to the rules then obtaining of the American Arbitration Association ("AAA"), and the procedures set forth herein. In the event of an inconsistency between the rules of the AAA and the procedures set forth herein, the procedures set forth herein shall control. The location of the arbitration shall be in New York, New York.

The arbitration shall be conducted by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the parties, the Agreement, and the outcome of the arbitration. The parties shall first attempt to select mutually the three (3) arbitrators. If no agreement can be reached by the parties within thirty (30) days of the filing of the demand for arbitration, then each party shall select one (1) arbitrator and the two (2) arbitrators thus selected shall then select the third arbitrator. If any vacancy occurs in the board of arbitrators appointed hereunder by reason of death, resignation, refusal to act, physical incapacity or otherwise, a new arbitrator shall be appointed in the same manner and by the same party or arbitrators, as applicable, by whom the previous incumbent was appointed. The arbitrators shall be instructed and directed to assume case management initiative and control over the arbitration process (including, without limitation, scheduling of events, prehearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute. Each party shall bear its own expenses in connection with the arbitration, and shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators, unless the arbitrators rule otherwise. Such determination by the two (2) of the three (3) arbitrators shall be final, binding and conclusive upon the parties hereto and shall be rendered in such form that it may be judicially confirmed under the laws of the State of New York. The parties hereto expressly consent to the exclusive jurisdiction of the courts in New York County to enforce any award of the arbitrators.

      (d) Survival. The representations, warranties and indemnifications of Lender and Company contained in this Agreement shall survive.

      (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signed facsimile copies of this Agreement will legally bind the parties to the same extent as original documents.

      (f) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

      (g) Notices. Any notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered (a) personally by hand or by courier, (b) mailed by United States first-class mail, postage prepaid or (c) sent by facsimile directed (i) if to Lender, at Lender's address or facsimile number set forth below, or at such address or facsimile number as Lender may designate by giving at least ten (10) days' advance written notice to Company or (ii) if to Company, to its address or facsimile number set forth below, or at such other address or facsimile number as Company may designate by giving at least ten (10) days' advance written notice to Lender. All such notices and other communications shall be deemed given upon (x) receipt or refusal of receipt, if delivered personally,
(y) three (3) days after being placed in the mail, if mailed, or (z) confirmation of facsimile transfer, if faxed.

                     The address of Lender for the purpose of this Paragraph 20(g) is as follows:

                     George Foreman Productions, Inc.
                     [**ADDRESS**]
                     [**FAX**]

                     with a copy to:

                     Kirkpatrick & Lockhart Nicholson Graham LLP
                     2828 North Harwood Street, Suite 1800
                     Dallas, Texas 75201-6966
                     Attention: Robert Everett Wolin, Esq.
                     Facsimile: (214) 939-4949

                     The address of Company for the purpose of this Paragraph 20(g) is as follows:

                     George Foreman Ventures LLC
                     100 N. Wilkes-Barre Blvd, 4th Floor
                     Wilkes-Barre, Pennsylvania 18702
                     Facsimile: (570) 820-7014

                     with copies to:

                     Kramer Levin Naftalis & Frankel LLP
                     1177 Avenue of the Americas
                     New York, New York  10036
                     Attention: Peter G. Smith, Esq.
                     Facsimile: (212) 715-8000

                     and

                     Franklin, Weinrib, Rudell & Vassallo, P.C.
                     488 Madison Avenue
                     New York, New York 10022
                     Attention: Kenneth M. Weinrib, Esq.
                     Facsimile: (212) 308-0642

      (h) Force Majeure. It is understood and agreed that in the event an act of government, war, fire, flood, an Act of God or labor trouble, or any other similar or dissimilar reasons beyond the control of a party to this Agreement prevents the performance by such party of the provisions of this Agreement, then such nonperformance shall not be considered a breach of this Agreement and such nonperformance shall be excused while the conditions described herein prevail.

      (i) Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Lender and Company. Any amendment effected in accordance with this Paragraph 20(i) will be binding upon Lender, Company and their respective successors and assigns.

      (j) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

      (k) Entire Agreement. This Agreement, together with the Subscription Agreement and the Assignment Agreement, and all exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

      (l) Further Assurances. Lender further agrees, upon Company's request, to do all acts necessary to carry out the terms of this Agreement and to execute, and, where necessary, to cause GF and his family members to execute, any and all documents in connection therewith. In the event that Lender or GF fails to execute any document or instrument within fifteen (15) days of Company's request therefor, Lender hereby irrevocably appoints Company as Lender's and GF's attorney in fact with the right, but not the obligation, to execute such documents or instruments in the names of and on behalf of such parties, but for Company's benefit, which appointment shall be coupled with an interest and irrevocable.

      (m) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

      (n) Fees, Costs and Expenses. Except as otherwise provided for in this Agreement, all fees, costs and expenses (including attorneys' fees and expenses) incurred by any party hereto in connection with the preparation, negotiation and execution of this Agreement and the exhibits and schedules hereto and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of any governmental authorities), shall be the sole and exclusive responsibility of such party.

      (o) Confidentiality. Lender agrees that Lender will not authorize or release advertising or publicity materials relating to the subject matter of this Agreement, nor will Lender give interviews which make reference to the details of this Agreement without Company's prior written approval, although GF may, during interviews, respond, discuss and comment in a favorable and positive manner that Lender is associated with Company and the licensees hereunder and endorses and uses their products and services. Without limitation of the foregoing, Lender agrees to treat the financial terms of the Agreement as confidential and not to divulge the business terms and conditions of the Agreement without the prior written consent of Company.

      (p) Remedies. It is expressly understood and agreed that the services to be performed by Lender and GF and the rights and privileges granted to Company hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in damages in an action of law, and that Lender's and/or GF's failure or refusal to perform any obligations hereunder or Lender's and/or GF's failure to comply with the provisions hereof might cause Company to suffer irreparable loss and damage. Accordingly, Lender agrees that should Lender and/or GF fail or refuse to perform such obligations or comply with such restrictions, Company shall be entitled as a matter of right to ex-parte injunctive or other equitable relief against Lender and GF to prevent the continuance of such failure or refusal or to prevent Lender and GF from performing services for, or granting rights to others, or taking actions described in violation of this Agreement. Neither the right to resort to injunctive or other equitable relief, nor the exercise of such right, shall constitute a waiver of any other or additional rights or remedies or pursuant to the terms of this Agreement which Company may have against Lender and/or GF as a result of such failure or refusal.
All rights, licenses, privileges and property herein conveyed to Company are irrevocable and not subject to rescission, restraint or injunction under any and all circumstances, except if Company violates the provisions in Paragraphs 8(a) and/or 8(c) of this Agreement which provide that the Indicia Rights, Marks and Name and Likeness shall not be used in connection with any product containing, or in any other context involving, alcohol, tobacco, firearms, political statements or sexual content. Except as specifically provided to the contrary in the preceding sentence, Lender's rights and remedies shall be limited to the right, if any, to obtain damages at law. Company may exploit, or forbear from exploiting, the rights granted herein in whole or in part, in Company's reasonable commercial judgment, subject in all cases to the terms and conditions hereof and of the Assignment Agreement. If Company shall at any time breach any of its material obligations hereunder including by failing to make any payment or render any statement required under this Agreement when due, Lender shall not commence any action or proceeding until Company has failed to remedy such default within thirty (30) days after notice thereof by Lender.

      (q) Drafting History. In resolving any dispute or construing any provision in this Agreement, there shall be no presumption made or inference drawn (i) because the attorneys for one of the parties drafted this Agreement, (ii) because of the drafting history of this Agreement, or (iii) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

      (r) No Joint Venture. Nothing herein shall create or be deemed to create any agency, partnership or joint venture relation between the parties and neither party has the power to obligate or bind the other in any manner whatsoever.

      (s) FCC Obligations. Lender acknowledges that Lender and GF are familiar with the applicable provisions of the Federal Communications Act, as amended, respecting disclosure of payments to individuals connected with broadcasts, and the rules and regulations of the Federal

Communications Commission, and Lender agrees that Lender and GF will comply with same. Lender's and GF's compliance with the foregoing shall be of the essence of this Agreement.

      (t) Time Of the Essence. Time is of the essence with regard to Lender's and GF's performance of the services described herein, as is GF's appearance at all scheduled production dates.


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

      GEORGE FOREMAN PRODUCTIONS, INC.



      By:_______________________
      Name:
      Title:


      GEORGE FOREMAN VENTURES LLC



      By:_______________________
      Name:
      Title:

                          PERSONAL INDUCEMENT LETTER
                          --------------------------

      In order to induce George Foreman Ventures LLC ("Company") to enter into the services agreement (the "Agreement") dated as of August 15, 2005, with George Foreman Productions, Inc. ("Lender") f/s/o George Foreman, and in consideration of the execution and delivery thereof by Company, I hereby represent and warrant as follows:

      1. I am familiar with each term and condition of the Agreement. I hereby consent and agree to the execution and delivery of the Agreement by Lender and hereby agree to render all of the services provided therein to be rendered by me. I agree to be bound by and duly perform and observe each and all of the terms and conditions of the Agreement requiring performance or compliance on my part.

      2. I hereby join in all warranties, representations, agreements and indemnities made by Lender in the Agreement.

      3. I agree that if Lender should be dissolved or should otherwise cease to exist or, for any reason whatsoever, should fail, be unable, neglect or refuse to duly perform and observe each and all of the terms and conditions of the Agreement requiring performance or compliance on Lender's part, at Company's election, I shall be deemed to be substituted for Lender as a direct party to the Agreement.

      4. I irrevocably and primarily guarantee all of the obligations of Lender in the Agreement. I agree that, in the event of a breach or threatened breach of the Agreement by Lender or by me, Company shall be entitled to seek legal and equitable relief by way of injunction or otherwise against Lender or against me, or against both Lender and me, at Company's discretion, without the necessity of first exhausting any rights or remedies which Company may have against Lender.

      5. I hereby waive any claim against Company for wages, salary or other compensation of any kind under the Agreement, and I agree that I will look solely to Lender for any and all compensation that I may become entitled to receive for services rendered in connection with the Agreement.



                                                ________________________
                                                George Foreman